Exhibit 99.1

LUXURY FASHION AND RETAIL VETERAN GEOFFROY VAN RAEMDONCK APPOINTED NEW CEO OF NEIMAN MARCUS GROUP; KAREN KATZ TO RETIRE AND REMAIN ON BOARD OF DIRECTORS

DALLAS, Texas, January 5, 2018 — Neiman Marcus Group (Neiman Marcus), the leading luxury fashion retailer, today announced the retirement of Karen Katz from the role of President and Chief Executive Officer, effective February 12, 2018. Luxury fashion and retail veteran Geoffroy van Raemdonck has been appointed to succeed Katz as the Company’s new Chief Executive Officer. Katz will continue to serve on the Company’s Board of Directors and will work closely with van Raemdonck to facilitate a seamless transition process. The appointment is part of a long-term leadership succession planning process to ensure continued growth and evolution of the Company.

“As CEO, Karen helped establish Neiman Marcus as a digital leader in luxury fashion and retail and put the Company on a sustainable path for long-term growth. We are extremely grateful for her vision and significant contributions, which have spanned over 30 years at the Company, including the last seven as CEO, and look forward to continuing our work together on the Board,” said David Kaplan, Chairman of the Board.

Kaplan continued: “We are thrilled to welcome Geoffroy to Neiman Marcus and look forward to extending the Company’s positive momentum under his leadership. He is a global industry leader and business builder with exceptional vision and energy. The entire board is confident that Geoffroy’s leadership will add significant value to the Company, our partners and our customers.”

Katz introduced Neiman Marcus to new customers and deepened relationships with the Company’s core shopper, while establishing Neiman Marcus as the leader in luxury online retail. She led the implementation of the Company’s Digital First strategy, which continues to drive growth. Currently, the Company’s online business represents more than 30% of total revenues. Most recently, investments made in new technologies and marketing tools drove a marked improvement in the first fiscal quarter of 2018, with comparable sales rising for the first time in more than two years.

“It has been a unique privilege serving as CEO, and I am proud of the substantial progress and success our team has achieved,” Katz said. “Geoffroy has an impressive track record of success at luxury brands, and he is the right person to lead the Company through this next phase of growth.”

“Neiman Marcus manages one of the most iconic brand portfolios in fashion retailing, and I am excited to build on the great foundation Karen created during her tenure,” said van Raemdonck.  “I look forward to working closely with the leadership team, the Company’s 14,000 employees globally and our luxury brand partners as we continue to innovate and engage our loyal customers in new ways.”

Prior to Neiman Marcus, van Raemdonck served as Group President for EMEA and Global Travel Retail at Ralph Lauren, where he led the transformation of all Ralph Lauren brands across full and off-price stores, wholesale and digital. His accomplishments include delivering strong double-digit profit growth over multiple years, expanding gross margin and increasing distribution quality. Previously, van Raemdonck served as CEO at St. John Knits International, Inc., where he launched a turnaround of the American luxury house leading to significant performance improvements. Prior to that, he held a variety of global leadership roles at Louis Vuitton from 2008 to 2013 and was most recently President South Europe where he elevated brand perception and consumer experience in 22 countries and led a team of 1,200 employees across retail, marketing, PR, merchandising, supply chain, finance and HR. Earlier in his career, van Raemdonck held executive leadership positions at L Brands, Inc. He began his career at Boston Consulting Group, where he spent nearly a decade developing and implementing growth strategies on behalf of consumer and brand-driven clients. He holds an MBA from the University of Chicago, and a Master of Business and Sciences from the Université catholique de Louvain in Belgium.

About Neiman Marcus Group:

Neiman Marcus Group LTD LLC is a luxury, multi-branded, omni-channel fashion retailer conducting integrated store and online operations under the Neiman Marcus, Bergdorf Goodman, Last Call, Horchow, CUSP, and mytheresa brand names. For more information, visit www.neimanmarcusgroup.com.

Contact:

Mimi Crume Sterling
Vice President, Corporate Communications & Public Relations
Neiman Marcus
mimi_sterling@neimanmarcus.com